UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 15, 2010

Birch Branch, Inc.
(Exact name of registrant as specified in charter)

Colorado	333-126654	84-1124170
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2560 W. Main Street, Suite 200 Littleton, CO 80120
(Address of Principal Executive Offices)
(303) 794-9450
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS

(c) Appointment of Principal Officers

On November 15, 2010, Mr. Wang Feng resigned as the Chief Financial Officer of Birch Branch, Inc. (the “Company”) effective immediately. Mr. Wang’s resignation was tendered voluntarily and not due to any disagreement with the Company on any matters related to the Company’s operations, policies, or practices. After his resignation, Mr. Wang Feng will continue to serve as the Company’s Chief Executive Officer.

On November 15, 2010, the board of directors of the Company appointed Mr. Wang Lei as the Chief Financial Officer of the Company.

Wang Lei, 42, Chief Financial Officer

Mr. Wang has two decades of experience in accounting and financial management with companies in a diversity of industries.  Before joining us, since January 21, 2010 Mr. Wang had served as the M&A manager at PANSOFT, a NASDAQ company, where he managed company’s portfolio and oversaw the company’s compliance with U.S. GAAP.  Between January 9, 2006 and January 10, 2009, Mr. Wang held the finance manager position at Sun Moon Star, a Singapore publicly traded company, where he took charge in monitoring accounting procedures and preparing financial reports.  Between January 5, 2005 and January 6, 2006, Mr. Wang was an accountant at Oriental Health-Well Medicine, a UK company, where he was responsible for recording and verifying account journal entries and reviewing internal accounting procedures. Before that, Mr. Wang served as financial executives at a variety of companies in China for more than 10 years.

Mr. Wang received his MBA degree from the University of Northumbira in UK in 2005.  Mr. Wang became a qualified E.C.D.L. (European Computer Driving License) at Gateshead College in 2009 and a qualified ATT (Association of Accounting Technicians) at Tyne Metropolitan College in 2008.

Mr. Wang has entered into an employment agreement with us attached hereto as Exhibit 10.1.

Item 9.01 Financial Statement and Exhibits

(a)	Financial statements of Business Acquired.
Not applicable.

(b)	Pro Forma Financial Information.
Not applicable.

(c)	Exhibits.
10.1 Employment Agreement between Birch Branch, Inc. and Wang Lei, dated November 15, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November  19, 2010
BIRCH BRANCH, INC.

By:	/s/ Wang Feng
Name: Wang Feng
Title: Chief Executive Officer